Exhibit 99.4

Internal and Partner Communication Guide Paya/FT3 Merger Announcement August 2020

Summary

On August 3rd, Paya announced a merger with FinTech III, a special purpose acquisition company (SPAC), with an estimated value at $1.3 billion. The talking points below are for Paya’s associates who interact with distribution partners and end customers.

Messaging for Partners (voiceover)

●	We are excited to announce that pending various approvals Paya will become a public company early in Q4.

●	Paya has reached this milestone as a result of great partners like you, our technology investments, and talented and dedicated workforce. This transaction reinforces Paya’s differentiated value as well as the growth potential of integrated payments.

●	Our relationship management, technology and operations teams remain business as usual and focused on helping our partners grow and manage their portfolios

●	Thank you, once again, for your partnership

Contact Center Script (via phone, email, or chat response)

●	For inquiries/comments/questions regarding our merger (ie congratulations, what do you think, can you comment):

o	“Thank you for your inquiry. Information related to the merger is available on our website, paya.com.”

●	If asked for additional information:

o	“I am unable to comment or provide any additional details – please visit paya.com”

●	For investor relations or media contacts:

o	“Please visit paya.com for investor and media contact information”

This content will be filed with the SEC, in accordance with the Securities Act rules and regulations.

Internal and Partner Communication Guide Paya/FT3 Merger Announcement August 2020

Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FinTech Acquisition Corp. III, Paya, Inc. or the combined company after completion of the Business Combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement and the proposed business combination contemplated thereby; (2) the inability to complete the transactions contemplated by the Transaction Agreement due to the failure to obtain approval of the stockholders of FinTech Acquisition Corp. III or other conditions to closing in the Transaction Agreement; (3) the ability to meet Nasdaq’s listing standards following the consummation of the transactions contemplated by the Transaction Agreement; (4) the risk that the proposed transaction disrupts current plans and operations of Paya, Inc. as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; (8) the possibility that Paya, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by FinTech Acquisition Corp. III. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FinTech Acquisition Corp. III and Paya, Inc. undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

This content will be filed with the SEC, in accordance with the Securities Act rules and regulations.

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Internal and Partner Communication Guide Paya/FT3 Merger Announcement August 2020

Additional Information

In connection with the proposed Business Combination between Paya, Inc. and FinTech Acquisition Corp. III, FinTech Acquisition Corp. III intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to FinTech Acquisition Corp. III stockholders. This document does not contain all the information that should be considered concerning the proposed Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the proposed Business Combination. FinTech Acquisition Corp. III stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with FinTech Acquisition Corp. III’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed Business Combination because these materials will contain important information about Paya, Inc., FinTech Acquisition Corp. III and the proposed transactions. The definitive proxy statement / prospectus will be mailed to FinTech Acquisition Corp. III stockholders as of a record date to be established for voting on the proposed Business Combination when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: James J. McEntee, III, President and Chief Financial Officer, FinTech Acquisition Corp. III, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination.

Participants in the Solicitation

FinTech Acquisition Corp. III and its directors and officers may be deemed participants in the solicitation of proxies of FinTech Acquisition Corp. III stockholders in connection with the proposed business combination. FinTech Acquisition Corp. III stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of FinTech Acquisition Corp. III in FinTech Acquisition Corp. III’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FinTech Acquisition Corp. III stockholders in connection with the proposed transaction will be set forth in the proxy statement / prospectus for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that FinTech Acquisition Corp. III intends to file with the SEC.

This content will be filed with the SEC, in accordance with the Securities Act rules and regulations.

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